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                                                      Exhibit 5.2

                          DAVIS WRIGHT TREMAINE LLP
                                 LAW OFFICES


                               September 22, 1997




NEXTLINK Communications, Inc.
155 108th Avenue, N.E., 8th Floor
Bellevue, Washington 98004


Willkie Farr & Gallagher
153 East 53rd Street
New York, NY 10022

Ladies and Gentlemen:

We represent NEXTLINK Communications, Inc. (the "Company"), a corporation organized under the laws of the State of Washington. We are providing this opinion letter at the request of the Company in connection with the preparation of a registration statement on Form S-1 (as amended, the "Registration Statement") relating to the offer and sale of up to 14,280,000 shares of the Class A common stock of the Company, par value $.02 per share (the "Common Stock") to be sold by the Company and 3,200,000 shares to be sold by a selling shareholder. Of such 14,280,000 shares, 2,280,000 shares are subject to the underwriters' over-allotment option.

We have examined copies of the certificate of incorporation and by-laws of the Company, and the amendments thereto, certain resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that (i) the Common Stock to be sold by the Company, when duly sold, issued and paid for in accordance with the terms of the Prospectus included as part of the Registration Statement, will be validly issued, fully paid and nonassessable, and (ii) the Common Stock to be sold by the selling shareholder in accordance with the terms of the Prospectus included as part of the Registration Statement has been validly issued and is fully paid and nonassessable.

Our opinion is limited to the laws of the State of Washington of the type typically applicable to transactions contemplated by the proposed offering, and we do not express any opinion with respect to the laws of any other state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated in this letter.


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September 22, 1997
Page 2

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Common Stock for the Company and to the reference to our name under the caption "Validity of Shares" in such Registration Statement and Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration
Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                Very truly yours,
                                /s/ Davis Wright Tremaine LLP
                                   --------------------------
                                    Davis Wright Tremaine LLP